Exhibit 10.1
October 10, 2005
Keith Jones
1119 Odyssey Court
San Jose, CA 95118
Dear Keith,
On behalf of PDF Solutions, Inc., (“PDF” or the Company”), I am pleased to extend to you this offer of a new position. Your new position will be Vice President of Finance and Chief Financial Officer, effective January 1, 2006, reporting to me. You will be based in PDF’s San Jose office at 333 West San Carlos Street, Suite 700, San Jose, CA 95110. This offer of a new position with PDF is conditioned upon your acceptance, in writing, of the terms and conditions as enumerated below.
1.	Compensation. Commencing on January 1, 2006 (the “Commencement Date”), you shall be paid a base salary of $200,000.00 per annum, paid to you semi-monthly at a rate of $8,333.33 per payroll period. Your salary shall be paid in accordance with the Company’s standard payroll policies (subject to applicable withholding taxes as required by law).
2.	Stock Options. Upon your acceptance of this offer, the Company’s Board of Directors will be presented with a unanimous written consent to immediately grant you an option to purchase 125,000 shares (the “Total Option Shares”) of the Company’s Common Stock with an exercise price equal to the fair market value of the Common Stock on the date of grant. Twenty-five thousand (25,000) shares will vest upon your acceptance of this offer or the date of grant, whichever is later. The remaining one hundred thousand (100,000) shares (the “Remaining Option Shares”) shall vest over a four year period commencing upon the date of grant, according to the following vesting schedule: 1/48 of the Total Remaining Option Shares shall become exercisable on a monthly basis. Vesting of the options shall be contingent upon your continued employment with the Company. The options will be incentive stock options (ISO) to the maximum extent permitted by the tax code and will be subject to the terms of the Company’s 2001 Stock Plan and execution of an applicable Stock Option Agreement to be entered into between you and the Company.
In the event of a Change of Control event, defined as an acquisition of greater than 50% of PDF’s Common Outstanding Stock, vesting of the grant stated in this Section 2 above will be accelerated by 24 months. Additionally, to the extent unvested at the date of the Change of Control event, previous grants 01-419 from August 26, 2003 and grant 01-484 from July 3, 2005 will also accelerate by 24 months.
3.	Acceptance Bonus — Upon acceptance of your new position with the Company you will be granted an acceptance bonus. Within 30 days of acceptance of your new position you will be paid a $35,000 bonus. The bonus payment is subject to applicable withholding taxes as required by law. In the event that you voluntarily terminate your employment with the Company before your first year anniversary of your acceptance of your new position, you agree to repay the Company 100% of the sign-on bonus. Upon such termination, should you not take appropriate action to fully repay the sign-on bonus, you hereby authorize the company to withhold amounts equal to such bonus from any cash compensation owed by the company to you, including, but not limited to, base salary, accrued vacation, or earned bonuses. This Acceptance Bonus is in lieu of any 2005 performance bonus related to your current position.
4.	Performance Bonus. You shall be eligible to participate in the Company’s executive staff incentive bonus plan, effective January 1, 2006 (for payment in 2007) that may (from time to time and at the sole discretion and option of the Company) be made available to PDF executives. The structure of such plans and the amount of any bonus awarded under such plans shall be in alignment with the objectives of the official Company annual business plan for any year in question.
5.	Termination. During the course of your employment with PDF, should you be terminated without cause you will be entitled to receive your base salary and benefits for a period of six (6) months, paid on a monthly basis, in addition to receiving six months accelerated vesting of all outstanding stock options.
Keith, I am delighted to be able to extend you this offer and look forward to working with you. To indicate your acceptance of this offer, please sign and date this letter in the space provided below and return it to me, Becky Baybrook or Steve Melman.
Very truly yours,
PDF SOLUTIONS, INC.
/s/ John K. Kibarian
JOHN K. KIBARIAN
Chief Executive Officer
ACKNOWLEDGMENTS & ACCEPTANCE
I accept this employment offer with the understanding that it is not a contract for a fixed term or specified period of time. I understand that my employment is voluntary, (“At Will”), and can be terminated either by me or by the company at any time, with or without notice and with or without cause. The provisions stated above supersede all prior representations or agreements, whether written or oral. This offer letter may not be modified or amended except by a written agreement, signed by the company and me.
THE FOREGOING TERMS AND CONDITIONS ARE HEREBY AGREED TO AND ACCEPTED:
Signed: /s/ Keith A. Jones Date: 10/13/2005
Print Name: Keith A. Jones

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